UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2015

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Equity Awards Granted to Founders

Overview

On August 25, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SolarCity Corporation (“SolarCity” or the “Company”) approved the issuance of the following performance-based non-statutory stock option awards (the “Founder Awards”) under SolarCity’s 2012 Equity Incentive Plan (the “Plan”) to Lyndon Rive, SolarCity’s co-founder, Chief Executive Officer and a member of the Board, and Peter Rive, SolarCity’s co-founder, Chief Technology Officer and a member of the Board (collectively, the “Founders”).  The Founder Awards will have an exercise price per share equal to the closing trading price of SolarCity’s common stock on the NASDAQ Global Select Market on September 15, 2015 (the “Grant Date”), which is the Committee’s regularly scheduled time period for monthly approval of employee equity awards.

Holder	Shares of SolarCity Common Stock Subject to Founder Award
	Maximum	Minimum
Lyndon Rive	3,000,000	0
Peter Rive	2,000,000	0

Vesting

The Founder Awards have a maximum term of ten (10) years, subject to the earlier termination of such officer, and will each vest, if at all, in ten equal tranches following both (i) the achievement of a SolarCity Operational Goal (listed and defined below) and (ii) the average trading price of SolarCity’s common stock (as quoted on the NASDAQ Global Select Market) over a 90-trading day period reaching or exceeding a Stock Price Target (as defined below).  In each case, both an Operational Goal and Stock Price Target must be met in order for a tranche of the shares subject to the Founder Awards to vest.  Each Founder will forfeit any unvested shares subject to the Founder Awards upon any termination of employment, whether for cause or otherwise.  In addition, any shares subject to the Founder Awards that have not vested by the tenth (10th) anniversary of the Grant Date shall expire and the remainder of the Founder Award shall be cancelled.

In the event of a Change in Control (as defined in the Plan), all vesting under the Founder Awards shall cease, after measuring whether any vesting is achieved in connection with such Change in Control, and any unvested portion of the Founder Awards shall expire.  The achievement of a Stock Price Target will be based solely on the fair market value of SolarCity’s common stock as of the effectiveness of such Change in Control rather than the 90-trading day average.  As such, the Founder Awards will not need to be adopted by an acquirer.

For the avoidance of doubt, (i) each Operational Goal and Stock Price Target shall be associated only with the vesting of a single tranche of shares subject to the Founder Awards; (ii) Operational Goals do not need to be achieved in any particular order; and (iii) an Operational Goal may be determined to have been achieved prior to the average trading price of SolarCity’s common stock reaching the next Stock Price Target.

List of Operational Goals:
1.	Cost of Production of $0.50/Watt of solar modules with at least 20% efficiency
2.	1 million Customers
3.	3 million Customers
4.	2,000 Cumulative Megawatts Installed
5.	6,000 Cumulative Megawatts Installed
6.	PowerCo Available Cash of $170 million for Trailing Twelve Months
7.	PowerCo Available Cash of $600 million for Trailing Twelve Months
8.	Average Total Cost Per Watt of $2.75 as of the end of a fiscal quarter
9.	Average Total Cost Per Watt of $2.35 as of the end of a fiscal quarter
10.	Average Total Cost Per Watt of $2.05 as of the end of a fiscal quarter

Determination of Stock Price Targets

Each Stock Price Target will be determined by adding a dollar amount (the “Step Increase”) to (i) the exercise price per share of the Founder Awards (in the case of the first Stock Price Target) or (ii) the prior Stock Price Target (in the case of all subsequent Stock

Price Targets), such that the amount of the final Stock Price Target is $400.00.  The Step Increase will be equal to (a) the difference between $400.00 and the exercise price per share of the Founder Awards divided by (b) ten (10) and (c) rounded to the nearest whole cent.  For example only, if the closing trading price of SolarCity’s common stock (as reported on the NASDAQ Global Select Market) on September 15, 2015 was $45.00 per share, the amount of each Step Increase would be $35.50 ($400 - $45 = $355 / 10).

Tranche	Stock Price Target	Percent of Shares Subject to Founder Award Eligible to Vest
1	Exercise Price per Share plus Step Increase	10.0%
2	Tranche 1 Stock Price Target plus Step Increase	10.0%
3	Tranche 2 Stock Price Target plus Step Increase	10.0%
4	Tranche 3 Stock Price Target plus Step Increase	10.0%
5	Tranche 4 Stock Price Target plus Step Increase	10.0%
6	Tranche 5 Stock Price Target plus Step Increase	10.0%
7	Tranche 6 Stock Price Target plus Step Increase	10.0%
8	Tranche 7 Stock Price Target plus Step Increase	10.0%
9	Tranche 8 Stock Price Target plus Step Increase	10.0%
10	$400.00	10.0%
TOTAL		100.00%

Background

In developing compensation recommendations for the Founders, the Committee engaged in discussions with the Founders, other members of the Board, SolarCity’s Chief Financial Officer, Compensia, Inc., an independent compensation consultant (“Compensia”), SolarCity’s legal advisors, SolarCity’s accounting staff, and representatives of Radford, an independent valuation service provider (“Radford”), beginning in the first quarter of 2014.  During these months, the Committee sought to structure performance equity awards that met SolarCity’s compensation philosophy of aligning executive compensation with long-term stockholder interests and appropriately reward the achievement of high-level operational goals.

The Committee selected Operational Goals that would further SolarCity’s founding vision to accelerate the mass adoption of sustainable energy and provide significant additional value to all of SolarCity’s stockholders.  These Operational Goals are long-term aspirational goals of SolarCity, and are not all expected to be achieved during the term of the Founder Awards. To ensure alignment of the Founder Awards with the long-term interests of SolarCity’s stockholders, the achievement of Operational Goals will not trigger any vesting unless the average trading price of SolarCity’s common stock significantly appreciates to meet or exceed the Stock Price Targets.  If the performance criteria and stock price appreciation targets subject to the Founder Awards were fully achieved, SolarCity’s market capitalization would be approximately $40 billion (based on the current number of shares outstanding).

The Board and the Committee believe that the continued employment and dedication of the Founders is important to the long-term success of SolarCity, and sought to provide competitive and meaningful compensation packages to the Founders to create incentives for the Founders to continue to contribute significantly to successful results in the future.  In determining the amount of shares to issue pursuant to the Founder Awards, the Committee reviewed the equity holdings and historic compensation of the Founders.  The Committee noted that the Founders had not received any equity awards since 2011, and that those awards had vested in full in May 2015.  In addition, the Founders receive below market cash compensation.  The total compensation of the Founders for the 2012, 2013 and 2014 fiscal years is set forth below:

	Total Compensation (determined in accordance with SEC regulations)
	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012
Lyndon Rive	$275,018	$276,076	$275,024
Peter Rive	$275,018	$276,076	$275,023

Beginning in early 2014, to create incentives for continued long term success and to further align executive pay with increases in stockholder value, the Committee reviewed the compensation of the Founders, retained Compensia to advise in such review and retained Radford to provide valuation analysis in support of Compensia’s analyses. After over a year of discussions, structuring and review, on August 25, 2015, the Committee approved the issuance of the Founder Awards.

As of July 31, 2015, there were 97,241,585 shares of SolarCity common stock outstanding.  If fully vested and exercised, the Founder Awards would represent approximately an additional 5% of SolarCity’s capital stock.  The Founder Awards are long-term, performance-based awards and additional equity awards are not currently anticipated to be issued to the Founders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Brad W. Buss
Brad W. Buss
Date: August 27, 2015		Chief Financial Officer